Supplement Dated December 17, 2015 to your Prospectus Dated May 1, 2015

Name Change effective April 29, 2016:

In the sub-section “The Funds” in the section entitled “General Contract Information,” the Invesco V.I. Money Market Fund is renamed Invesco V.I. Government Money Market Fund. Therefore, on or about April 29, 2016, any reference in the prospectus to the Invesco V.I. Money Market Fund is deleted and replaced with Invesco V.I. Government Money Market Fund.

This Supplement Should Be Retained For Future Reference.

HV-7647